  As filed with the Securities and Exchange Commission on December 28, 1995

                                                     Registration No. 33-64271

______________________________________________________________________________
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  __________

                         SA TELECOMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

              DELAWARE                              75-2258519
  (State or other jurisdiction of      (I.R.S. Employer Identification No.)
   incorporation or organization)

                  1912 AVENUE K, SUITE 100, PLANO, TEXAS 75074
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

         LYNN H. JOHNSON, ESQ.                            COPY TO:
            GENERAL COUNSEL                         MARK S. SOLOMON, ESQ.
      SA TELECOMMUNICATIONS, INC.            ARTER, HADDEN, JOHNSON & BROMBERG
        1912 AVENUE K, SUITE 100               1717 MAIN STREET, SUITE 4100
          PLANO, TEXAS 75074                     DALLAS , TEXAS 75201-4605
           (214) 516-0662                              (214) 761-4365
  (Name, address, including zip code,
     and telephone number, including
   area code, of agent for service)

                              ___________________

        APPROXIMATE DATE OF COMMENCEMENT OF  PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is filed is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED DECEMBER 28, 1995

PROSPECTUS

                                4,033,336 SHARES

                          SA TELECOMMUNICATIONS, INC.
                                  COMMON STOCK

     All of the 4,033,336 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock") of SA Telecommunications, Inc. (the "Company"), offered hereby are being offered on behalf of and for the account of certain stockholders (the "Selling Stockholders") of the Company. The Shares include (1) 1,100,000 shares of Common Stock (the "Private Placement Shares") issued to certain individuals and entities in the Company's
September 20, 1995 private placement (the "Private Placement"), (2) 1,100,000 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants issued in the Private Placement (the "Private Placement Warrants"),
(3) 500,000 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants (the "J&L Warrant") issued to Jesup & Lamont Capital
Markets, Inc. ("J&L") in connection with the financing of the acquisition of U.S. Communications, Inc. by the Company (the "USC Financing"), and (4) 1,333,336 shares of Common Stock (the "J&L Conversion Shares") issuable upon the conversion of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") issued by the Company in connection with the USC Financing. The Company anticipates that (1) the Shares related to the Private Placement Shares and the Private Placement Warrants will be offered for sale until the earlier of the last day of (a) the sale of all of such Shares or (b) the two year anniversary of the effective date of the Registration Statement to which this Prospectus relates (such earlier date being hereinafter referred to as the "Private Placement Effective Period"), and (2) the Shares related to the J&L Warrant and the J&L Conversion Shares (the "J&L Shares") will be offered for sale until the earlier of (a) the sale of all of such Shares (b) the expiration of the Private Placement Effective Period, subject to the Company's ability to amend the Registration Statement at any time after 120 days after the effective date of the Registration Statement to which this Prospectus relates to deregister the J&L Shares. The Company has agreed to pay substantially all of the expenses of registration in connection with this offering (other than commissions, concessions or discounts to broker-dealers and, with certain exceptions, fees and expenses of counsel or other advisors to J&L), but will not receive any of the proceeds from the sale of the Shares offered hereby other than minimal proceeds upon the exercise of the Private Placement Warrants and the J&L Warrant (collectively, the "Warrants"). All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold (less the exercise price of the Warrants for the Shares resulting therefrom), less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Use of Proceeds," "Plan of Distribution" and "Selling Stockholders." The Common Stock is traded on the Nasdaq SmallCap Market under the trading symbol "STEL." The last reported sales price of the Common Stock as reported on the Nasdaq SmallCap Market on January __, 1996 was $____ per share.

     This offering is currently not being underwritten. However, the Selling Stockholders, brokers, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed "underwriters." as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares in the Nasdaq SmallCap Market or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sales or at negotiated prices. See "Plan of Distribution." To the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
     THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                               January __, 1996

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Common Stock is included in the Nasdaq SmallCap Market, and reports and other information concerning the Company may be inspected and copied at the offices of Nasdaq SmallCap Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information pertaining to the Company or the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference certain documents filed by the Company with the Commission which are not presented herein or delivered herewith, as indicated below. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of such person, a copy of any or all of the documents referred to below which are incorporated in this Prospectus by reference (other than exhibits to such documents unless they are specifically incorporated by reference into such documents). Requests for copies should be directed to SA Telecommunications, Inc., 1912 Avenue K, Suite 100, Plano, Texas 75074, Attention: Investor Relations, telephone number (214) 516-0662.

     The following documents filed by the Company (formerly SA Holdings, Inc.) with the Commission pursuant to the Exchange Act under File No. 0-18048 hereby are incorporated by reference into this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994; (2) the Company's Definitive Proxy Statement dated July 5, 1995; (3) the
Company's Quarterly Reports as filed with the Commission on Form 10-QSB for the quarters ended March 31, 1995 (and amended on Form 10-QSB/A as filed with the Commission on December 12, 1995), June 30, 1995 (and amended on Form 10-QSB/A as filed with the Commission on December 12, 1995) and September 30, 1995; (4) the Company's Current Report on Form 8-K dated July 31, 1995 and filed with the Commission on August 15, 1995 (and amended on Form 8-K/A as filed with the Commission on October 13, 1995 and on Form 8-K/A-2 as filed with the Commission on December 12, 1995), (5) the Company's Current Report on Form 8-K dated October 6, 1995 and filed with the Commission on October 11, 1995; the Company's Form 8-K/A-2 as filed with the Commission on December
11, 1995, which is the second amendment to the Company's Form 8-K dated May 12, 1994 and (7) the description of the Company's Common Stock as contained in Item 1 of the Company's Registration Statement on Form 8-A dated October 19, 1989, and any amendment or report filed for updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

                                PROSPECTUS SUMMARY

     THE FOLLOWING INFORMATION IS A SUMMARY QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

     SA Telecommunications, Inc. (the "Company") provides domestic and international long distance telecommunications services through its operating subsidiaries (1) U.S. Communications, Inc., a domestic interexchange long distance carrier located in Levelland, Texas serving customers in Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas, (2) Long Distance Network, Inc., a domestic interexchange long distance carrier located in and serving customers throughout Texas, and (3) North American Telecommunications Corporation, a telecommunications carrier offering international telecommunications services to its foreign customers. In addition to providing competitively priced standard long distance service, the Company also offers access to operator services, direct access lines, "800" service, and wholesale long distance service. The Company competes with other long distance providers primarily on the basis of price and customer service.

     The Company's principal executive offices are located at 1912 Avenue K, Suite 100, Plano, Texas 75074 and its telephone number is (214) 516-0662.

                                 THE OFFERING

Common Stock Offered by the Selling
Stockholders                                  1,100,000 shares

Common Stock To Be Issued Upon Exercise of
Warrants                                      1,600,000 shares

Common Stock To Be Issued Upon Conversion
of Series A Preferred Stock                   1,333,336 shares

Percentage of Outstanding Common Stock
Offered by the Selling Stockholders           25.4% (1)

Nasdaq SmallCap Market Symbol                 STEL

Use of Proceeds                               The Company will not receive any
                                              proceeds from the sale of the
                                              Shares offered hereby


(1) Percentage indicated is based upon 12,953,763 shares of Common Stock outstanding as of September 30, 1995 and assumes (i) full exercise of the Warrants and (ii) full conversion of the Series A Preferred Stock held by J&L, but does not include shares of Common Stock issued or issuable by the Company after the date hereof.

                                 RISK FACTORS

THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OFFERED HEREBY.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY

     The Company is highly leveraged as a result of the substantial indebtedness it has incurred to finance the acquisition of U.S. Communications, Inc. ("USC"), which acquisition became effective as of June 1, 1995. At September 30, 1995, the Company had $9,638,048 of long term debt (including capital leases and excluding current maturities). In addition, principal amounts of subordinated notes issued by the Company to former shareholders of USC in connection with the USC Financing will be due as follows: $750,000 on January 31, 1996, $750,000 on July 31, 1996, and
$1,650,000 on October 1, 1996. The Company expects that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future. Substantial leverage will (i) limit the Company's ability to obtain additional financing in the future, (ii) require the Company to dedicate a signification portion of the Company's cash flow from operations to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, (iii) limit the Company's flexibility in planning for, or reacting to, changes in its business and market conditions, and (iv) impose additional financial and operational restrictions on the Company, including restrictions on dividends.

     The Company's ability to make scheduled payments on its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions, and to financial, business and other factors, some of which are outside the Company's control. There can be no assurance that the Company's cash flow from operations will be sufficient to repay its indebtedness. The failure of the Company to comply with the financial and other restrictive covenants under its credit facility may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company. The Company was recently in default under certain of its financial and other covenant requirements of its Term Credit Agreement ("Credit Agreement") with Norwest Bank Minnesota, National Association (the "Bank"). The Company was not in payment default, and all of such defaults were waived pursuant to the First Amendment to Credit Agreement dated as of November 10, 1995 (the "Amendment"), which requires, among other things, a mandatory prepayment of $150,000 on or before November 30, 1995 in addition to a $10,000 default fee. Should the Company have any future defaults under the Credit Agreement which are not cured or waived, any action by the Bank would likely have a material adverse effect on the Company. In addition, any payment default under the Credit Agreement or other indebtedness for borrowed money if material to the Company would preclude the Company from using certain simplified forms to register securities under the Securities Act (including those sold under the Registration Statement of which this Prospectus is a part) and would likely increase the cost of the Company's capital raising activities. In this regard, the Company's interest payments were not made timely under certain of the subordinated notes issued in the USC Financing. See "The Company."

INTEREST RATE FLUCTUATIONS; RESTRICTIVE COVENANTS

     Borrowings under the Company's Credit Agreement with the Bank bear interest at rates that fluctuate with prevailing short-term interest rates. Accordingly, the Company's operations are affected by changes in interest rates. Increases in interest rates on the Company's obligations could have an adverse effect upon the Company's reported net income and liquidity. In addition, the Credit Agreement restricts the payment of cash dividends and contains financial and other covenants which otherwise limit the Company's financial flexibility. See "The Company-Credit Agreement."

NET LOSSES SINCE INCEPTION

     The Company has reported net operating losses and net losses since its inception. Specifically, the Company has suffered a net loss of approximately $1,361,788, $1,075,608 and $2,446,986 in fiscal 1992, 1993 and
1994, respectively, and a net loss of $2,212,946 for the nine months ended September 30, 1995. Historically, the Company has financed its operations from proceeds from private placements of Common Stock and the exercise of stock options. There can be no assurance that such source of funds will continue to be available in the future.

ACQUISITION INTEGRATION

     A substantial portion of the Company's growth in recent years has resulted from acquisitions, which involve operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management of the acquiror, while the acquiror continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness by the acquiror in order to effect the acquisition and the consequent need to service the indebtedness. Although the Company believes that it will be able to integrate successfully the business and operations of recent acquisitions, there can be no assurance that the Company will be able to accomplish such integration with the Company's operations quickly, or that the efficiencies and growth opportunities anticipated as a result of the combination of the Company and the acquired entities will materialize.

DEPENDENCE ON THIRD PARTY TRANSMISSION FACILITIES

     The Company does not own all of the transmission facilities needed to complete long distance telephone calls. Therefore, the Company's operator services, direct dial long distance, "800" service, wholesale long distance service and international "call-back" businesses are largely dependent upon the contractual arrangements with facilities-based carriers for the transmission of calls on a cost-effective basis. While the Company believes it has ample access to transmission facilities at competitive rates and expects to continue to have such access in the foreseeable future, due to the possibility of unforeseen changes in industry conditions, the continued availability of transmission facilities at historical rates cannot be assured.

REGULATORY RISKS

     The Company's domestic telephone business is subject to regulation at the federal level by the Federal Communications Commission ("FCC") and at the state level by public utility commissions ("PUCs") of the various states in which the Company operates. Pursuant to regulation by the FCC, the Company's international call-back business must maintain compliance in jurisdictions in which the Company services foreign customers.

     The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. FCC regulatory actions have had, and are expected to continue to have, both positive and negative effects upon the Company. Decisions by the FCC with respect to the permissible business activities or pricing practices of the Company's dominant competitors, such as AT&T Communications, Inc. ("AT&T"), may also have an adverse impact on the Company's operations. Moreover, any significant change in regulations by state governmental agencies could significantly increase the Company's costs or otherwise have an adverse effect on the Company's activities and on any future expansion efforts.

     The FCC is currently considering action on various proposals that may have an impact on the Company. Recent developments include consideration by Congress of legislation that would modify the AT&T Divestiture Decree restrictions on the provision of long distance service between Local Access and Transport Areas ("LATAs"), as defined in the AT&T Divestiture Decree, by the local exchange carriers owned by the seven Regional Bell Operating Companies ("BOCs"), as discussed below; consideration by the Justice Department and courts of related BOC requests for waiver of the AT&T Divestiture Decree to permit them to provide significant interLATA services (such as service outside their respective regions, and in other circumstances) or for the elimination of the AT&T Divestiture Decree altogether; action by the FCC or PUCs changing access rates charged by local exchange carriers ("LECs") and making other related changes to access and interconnection policies, certain of which could have material adverse consequences for the Company; related FCC and state regulatory proceedings considering additional deregulation of LEC access pricing; a pending FCC rulemaking on "billed party preference" that could adversely affect the Company's provision of operator services; and various legislative and regulatory proceedings that could result in new local exchange competition.

     The Company will need to comply with the applicable laws and obtain the approval of the regulatory authority of each state and country in which it provides or proposes to provide telecommunications services. The laws and regulatory requirements vary in these jurisdictions. Some have substantially deregulated various communications services, while other jurisdictions have maintained strict regulatory regimes. The application procedure can be time-consuming and costly, and terms of licenses vary for different jurisdictions.

SERVICE INTERRUPTIONS; EQUIPMENT FAILURES


     The Company's business requires transmission and switching facilities and other equipment to be operational 24 hours per day, 365 days per year. Long distance telephone companies such as the Company on occasion may experience temporary service interruptions or equipment failures, in some cases resulting from causes beyond their control. Any such event experienced by the Company would impair the Company's ability to service customers and could have a material adverse effect on the Company's business.

HOLIDAY AND SEASONAL VARIATIONS IN REVENUES

     The Company's revenues, and thus its potential earnings, are affected by holiday and seasonal variations. A substantial portion of the Company's revenues are generated by direct dial domestic long distance commercial customers, and, accordingly, the Company experiences decreases in revenues around national holidays when commercial customers reduce their usage. In addition, operator services revenue from pay telephone usage declines in the fall and winter months. Additional factors causing pay telephone usage declines are inclement weather, schools being in session, and the lack of vacation travel. Consequently, the Company's fourth fiscal quarter ending December 31, which includes the Thanksgiving, Hanukkah, Christmas and New Year's Eve holidays, and the Company's first fiscal quarter ending March 31, historically have been its slowest revenue periods of the Company's fiscal year. The Company's fixed operating expenses, however, do not decrease during these quarters. Accordingly, the Company will likely experience lower revenues and earnings in its first and fourth fiscal quarters when compared with the other fiscal quarters.

CUSTOMER ATTRITION

     The Company believes that a high level of customer attrition is common in the direct dial long distance and operator services industries. Although the Company has not experienced significant attrition in its various businesses, the Company's historical levels of customer attrition may not be indicative of future attrition levels, and there can be no assurance that any steps taken by the Company to counter increased customer attrition would accomplish the Company's objectives.

COMPETITION RISKS

     The Company faces intense competition in providing domestic and international long distance telecommunications services. Domestically, the Company competes for interLATA services with other national and regional interexchange carriers ("IXCs"), including AT&T, MCI Telecommunications Corporation ("MCI"), and Sprint Corporation ("Sprint"), with respect to intraLATA long distance services, with AT&T, MCI, Sprint, the LECs and other IXC's, where permissible; and with respect to operator services, with AT&T and other operator service providers. Internationally, the Company competes for services with other IXC's, including AT&T, MCI and

Sprint. Certain of these companies have longer operating histories, substantially greater market share and financial, sales, marketing and technical resources than the Company, and some of them are the source of communications capacity used by the Company to provide its own respective services. The Company expects to encounter increasing competition from major and domestic and international communications companies, including AT&T, MCI and Sprint. In addition, in the future, the Company will be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success depends to a significant extent upon the efforts and abilities of its senior management. In particular, the loss of Jack W. Matz, Jr., the Company's Chairman and Chief Executive Officer, or Paul Miller, the Company's President and Chief Operating Officer, could have a material adverse effect on the Company. Mr. Matz and Mr. Miller have entered into Employment Agreements with the Company which expire on March 24, 2000 and April 1, 1999, respectively. The Company currently maintains a $2,000,000 insurance policy on Mr. Matz, of which the Company is beneficiary of $1,000,000 of the proceeds and the Company's lender is the beneficiary of the remainder. In addition, the Company believes that its success will depend on a large part upon its ability to attract, retain and motivate skilled employees and other senior personnel. Although the Company expects to continue to attract sufficient numbers of such persons for the foreseeable future, there can be no assurance that the Company will be able to do so.

CONCENTRATION OF STOCK OWNERSHIP

     As of September 30, 1995, the present directors and executive officers of the Company beneficially own approximately 54.42% of the Company's Common Stock. This percentage includes 1,833,336 shares (12.40%) of Common Stock beneficially owned by Howard Curd, a director of the Company, who is a representative of J&L, one of the Selling Stockholders. See "Disagreements and Relationships between J&L and the Company" and "Shares Eligible for Future Sale; Registration Rights." The Company's Chairman and Chief Executive Officer, Jack W. Matz, Jr., possesses the right to vote approximately 31.34% of the Company's Common Stock as of such date. See "Voting Agreements" and "Description of Capital Stock-Voting Agreements" for a description of the voting agreements and voting trusts applicable to certain of such shares of
Common Stock.   As a result, these persons will be able to exercise
significant influence over all matters requiring stockholder approval, including the ability to elect the Company's entire Board of Directors and to approve of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control
of the Company.   See "Selling Stockholders" for the beneficial ownership of the Selling Stockholders.

VOTING AGREEMENTS

     Each of the Selling Stockholders who participated in the Private Placement has entered into a Voting Agreement with the Company and Jack W. Matz, Jr., the Company's Chairman and Chief Executive Officer, requiring such Selling Stockholder to vote all shares of Common Stock held or owned by such person in a manner designated by Mr. Matz. Under the Subscription Agreement pursuant to which each Selling Stockholder originally purchased the Private Placement Shares and the Private Placement Warrants from the Company, each such Selling Stockholder is not entitled to offer or sell any of such shares (including the shares of Common Stock issuable upon exercise of the Private Placement Warrants), irrespective of the registration thereof, except in (1) bona fide transactions in which there is no intent for such shares to be acquired by any affiliate of any Selling Stockholder who participated in the Private Placement or (2) in private transactions of blocks of 400,000 shares or less to persons not affiliated with any Selling Stockholder who participated in the Private Placement (who will not have received in such transactions, when aggregated with other block transactions thereunder by all Selling Stockholders who participated in the Private Placement, more than 400,000 shares of Common Stock) unless the transferee executes a counterpart of the Voting Agreement as if it were an initial signatory thereto.

     Mr. Matz is trustee under nine separate voting trust agreements, and, as of September 30, 1995, has the right to vote 1,703,781 shares of the Company's Common Stock on any matters presented to the stockholders for a vote. Each of these trust agreements has a duration of five years and will terminate at various times through April 1999. See "Description of Capital Stock-Voting Agreements."


DISAGREEMENTS AND RELATIONSHIPS BETWEEN J&L AND THE COMPANY

     J&L, one of the Selling Stockholders, served as financial advisor to the Company in connection with the USC Financing. Howard Curd, an officer of J&L, serves on the Company's Board of Directors pursuant to contractual rights granted to J&L in the agreements effecting the purchase of the Series A Preferred Shares and J&L Warrants (the "J&L Agreements"). The J&L Agreements provide that the Company will keep each registration effective for a period of 120 days after the effective date of the Registration Statement (the "Disputed Time Period"). On November 28, 1995, attorneys for J&L advised the Company by letter that if the Company amends the Registration Statement to which this prospectus is a part to limit the piggy-back registration rights of J&L with respect to the J&L Warrant and the Series A Preferred Stock to the Disputed Time Period, J&L will deem the Company to be in breach of the registration rights contained in the J&L Agreements, and have threatened potential litigation. The Company has advised attorneys for J&L that the Company disagrees with such position and that the Company's decision as to whether such registration will be effective for J&L after the Disputed Time Period will be made at that time depending on the circumstances then existing. See "Concentration of Stock Ownership," "Shares Eligible for Future Sale; Registration Rights" and "Possible Volatility of Stock Price."

     Attorneys representing J&L have also advised the Company that J&L believes that $51,250 additional fees and additional expenses are due J&L with respect to the acquisition of USC by the Company under the agreement pursuant to which J&L serves as financial advisor to the Company and that J&L will exercise all remedies provided by law if such fees were not paid by December 8, 1995. The Company has advised J&L's attorneys that J&L's financial advisor agreement was modified by other agreements during the closing of such acquisition (including the J&L Agreements) and that the Company is not required to pay such fees or expenses.



SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS.

     Upon the sale of all of the Shares of Common Stock offered hereby, which assumes (1) such sale was consummated by September 30, 1995, (2) the issuance of an aggregate of 1,100,000 shares of Common Stock to the Selling Stockholders who participated in the Private Placement upon the exercise of the Private Placement Warrants at an exercise price of $1.25 per share, (3) the issuance of 500,000 shares of Common Stock to J&L upon the exercise of the J&L Warrant at an exercise price of $1.125 per share, and (4) the full conversion of the Conversion Shares, 15,887,099 shares of Common Stock would be outstanding, substantially all of which will be freely tradeable without restriction. In addition, at September 30, 1995, 2,114,230 shares of Common Stock were issuable under the Company's various stock option plans (of which 1,827,480 shares were exercisable on such date).

     In connection with the USC Financing, (1) certain former shareholders of USC (the "USC Shareholders") were issued common stock purchase warrants exercisable at any time until July 31, 2000 for an aggregate of 1,050,000 shares of Common Stock at $1.25 per share and an aggregate of 125,000 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") with respect to which conversion rights into Common Stock were waived, and (2) J&L was issued

166,667 shares of Series A Preferred Stock convertible into Common Stock and common stock purchase warrants exercisable at any time until July 31, 1998 for an aggregate of 500,000 shares of Common Stock at $1.125 per share. In addition, Mr. Matz, the Company's Chairman and Chief Executive Officer has been granted demand registration rights on three separate occasions after April 1, 1996 and until March 23, 2000 with respect to 1,060,000 shares of Common Stock under stock options granted in Mr. Matz's employment agreement with the Company. Both J&L and the USC Shareholders have been granted certain registration rights with respect to a registration statement filed by the Company for any sales of at least 300,000 shares of Common Stock with respect to the Common Stock underlying their warrants and J&L has exercised such rights with respect to the Shares issuable pursuant to the J&L Warrant and J&L Conversion Shares. If the Shares issuable pursuant to the J&L
Warrant and J&L Conversion Shares are not sold in this offering, after July 31, 1996, J&L or other holders of Series A Preferred Stock and shares of Common Stock exercisable under the J&L Warrant will be entitled to certain demand registration rights with respect to shares of Common Stock issuable upon conversion of Series A Preferred Stock and upon exercise of such J&L Warrant. See "Disagreements and Relationships between J&L and the Company." If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect upon the Company's ability to raise needed capital. In addition to the factors affecting the stock market in general, and the market for the Common Stock discussed above, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.


KEY CUSTOMER

     The Company is the operator service provider under an agreement with Teletrust, Inc., which accounted for approximately 9% of the Company's monthly revenues as of September 30, 1995. Under the terms of such agreement, such customer may terminate its agreement with the Company at any time. The termination of, or the unexpected decline in the demand for operator services provided under, this Agreement could have an adverse effect on the Company.


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; UNISSUED PREFERRED
 STOCK AND DELAWARE LAW

     Certain provisions of the Company's Certificate of Incorporation and Bylaws, Delaware law and employment agreements with certain officers of the Company may be deemed to have an anti-takeover effect. Such provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

     On August 3, 1995, the Company amended its Certificate of Incorporation to provide for a classified Board of Directors, consisting of three classes. After the transition period, each class serves for three years with one class being elected each year. Currently, five members of the Board of Directors were elected to serve for a term expiring at the 1996 Annual Meeting of Stockholders, and four directors were classified to serve for extended terms expiring at each of the 1997 and 1998 Annual Meeting of Stockholders, respectively. Classification of the Board makes it more difficult and time consuming for the stockholders to change the overall composition of the Board as at least two stockholder's meetings will be required to effect a change in majority of the Board of Directors.

     In addition to the shares of Series A Preferred Stock and Series B Preferred Stock outstanding, 12,000,000 additional shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. See "Description of Capital Stock."

MAINTENANCE REQUIREMENTS FOR SECURITIES ON THE NASDAQ SMALLCAP MARKET SYSTEM;
 APPLICATION OF THE PENNY STOCK RULES

     The Company's Common Stock has been listed on the Nasdaq SmallCap Market System. However, if the Company is unable to maintain the standards for continued listing, the Common Stock could be subject to delisting from the Nasdaq SmallCap Market System. Trading, if any, in the Common Stock would thereafter be conducted on an electronic bulletin board or in what is commonly referred to as the "pink sheets" established for securities that do
not meet the Nasdaq listing requirements.   As a result, an investor may find
it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     In addition, if the Company's securities were delisted, they would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

     The Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving penny stock, unless exempt, the rules require the delivery prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, an investor may find it more difficult to dispose of the Company's Common Stock.

NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash or other dividends in the foreseeable future. Further, the Company's Credit Agreement with the Bank restricts the Company from declaring or paying dividends or other distributions on its Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for shares of the Company's Common Stock has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, litigation or governmental regulatory action impacting the Company may adversely affect the Company's stock price. In addition, the sale of a substantial amount of Shares of Common Stock in a short time period could adversely affect the market price of the Common Stock. See "Concentration of Stock Ownership," "Disagreements and Relationships between J&L and the Company" and "Shares Eligible for Future Sale; Registration Rights."


FUNDING OF LOSSES OF STRATEGIC ABSTRACT AND TITLE CORPORATION

     On October 4, 1995, management of the Company determined to sell the operations of its wholly-owned subsidiary, Strategic Abstract and Title Corporation ("SATC"). Since 1992, the Company has been funding operating losses of SATC. The Company currently plans to fund operating losses through the consummation of such sale. Failure to dispose of at least 80% of the stock or substantially all of the assets of SATC by February 29, 1996 will result in an Event of Default under the Credit Agreement with the Bank unless extended or waived by the Bank. See "The Company."

                           THE COMPANY

BUSINESS OF THE COMPANY

     SA Telecommunications, Inc. (the "Company") is a Delaware corporation with its principal executive offices located at 1912 Avenue K, Suite 100, Plano, Texas 75074. The Company provides domestic and international long distance telecommunications services through its operating subsidiaries: (1) U.S. Communications, Inc., a domestic interexchange long distance carrier located in Levelland, Texas serving customers in Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas, (2) Long Distance Network, Inc., a domestic interexchange long distance carrier located and serving customers throughout Texas, and (3) North American Telecommunications Corporation, a telecommunications carrier offering international telecommunications services to its foreign customers.

     In addition to providing competitively priced standard long distance service, the Company also provides access to operator services, direct access lines, "800" service, and wholesale long distance service. The primarily international telecommunication service offered by NATC is the international "call-back" product "GlobalCom," which utilizes audio response units to export U.S. dial tones and associated telecommunications services and products to points around the world. The Company competes with other long distance providers primarily on the basis of price and customer service.

     With respect to the Company's other two businesses, on August 31, 1995, the management of the Company determined to phase out the activities associated with its joint ventures in Russia except for any international telecommunications business. On October 4, 1995, the Company canceled the previously proposed spin-off and distribution of SATC and determined to sell the operations of SATC. The Company is actively marketing SATC. SATC has developed a proprietary information database for the offering of on-line title abstracting and title insurance and reporting services and operates title plants in Midland County and Ector County, Texas.

CREDIT AGREEMENT

     On July 31, 1995, the Company obtained a $10,000,000 credit facility with the Bank pursuant to the Credit Agreement, $7,000,000 of which was used to fund a vast majority of the cash portion of the consideration for the USC acquisition. Additional advances of the $3,000,000 unused portion of the Credit Agreement are dependent upon the Company meeting certain predetermined levels of operating cash flow. The indebtedness under the Credit Agreement is secured by substantially all of the assets of the Company. Principal payments are due in quarterly installments commencing on December 31, 1996 with the balance due on June 30, 2000.

     Covenants under the Credit Agreement include, without limitation, provisions which (i) limit the Company's ability to incur indebtedness, grant liens, merge, pay dividends, consolidate and acquire or sell assets,
(ii) require the Company to satisfy certain ratios relating to operating cash flow and senior debt service coverage, and (iii) limit the payment of interest and principal on subordinated debt.

     On November 10, 1995, the Company entered into the Amendment with the Bank, which, among other things: (i) amended certain definitions, agreements and covenants relating to operating cash flow, senior debt service coverage, prepayments on subordinated debt and modifications with respect to the cancellation of the spin-off of SATC to the Company's stockholders, (ii) extended the period of time the Company has for the sale of SATC and the delivery of security and other documents to the Bank, and (iii) waived any breach by the Company of financial covenants with respect to senior debt service coverage and with respect to operating cash flow as of September 30, 1995 and with respect to the failure to obtain the prior consent of the Bank to the purchase of certain switching equipment. As part of such Amendment, the Company paid a default fee of $10,000 and agreed to make an additional mandatory prepayment of indebtedness of $150,000 under the Credit Agreement by November 30, 1995, which if not paid on such date, will constitute an event of default under the Credit Agreement. In addition, the Bank has agreed to waive an additional default fee of $25,000 payable on or before January 31, 1996 if the Company proves to have been in compliance with financial covenants with respect to Senior debt service coverage and with respect to operating cash flow as of December 31, 1995. On September 21, 1995, the Company made prepayments in the aggregate principal amount of $1,100,000 and accrued interest on such principal on certain of the subordinated notes issued in the USC Financing. As a result of the defaults under the Credit Agreement and the prohibition against payments on the subordinated debt during such defaults, the remaining $46,887.81 interest originally due on October 31, 1995 on such subordinated notes was not paid until November 15, 1995, the date after the Amendment became effective. The holders of such subordinated debt have signed an agreement acknowledging the Company is in compliance with the payment terms of such subordinated debt.

                         USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

     The Company will receive an aggregate of $1,375,000 as payment for the exercise of the Private Placements Warrants underlying 1,100,000 of the Shares of Common Stock offered hereby by the Selling Stockholders who participated in the Private Placement. The Company will receive an aggregate of $562,500 as payment for the exercise of the J&L Warrant underlying 500,000 of the Shares offered hereby. These proceeds will be used by the Company for general corporate purposes.

                      SELLING STOCKHOLDERS

     The following table sets forth the name of each of the Selling Stockholders and the number of Shares that may be offered by each. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each of the Selling Stockholders may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of September 30, 1995 concerning the beneficial ownership of the Shares of each of the Selling Stockholders. All information as to beneficial ownership has been furnished by each of the Selling Stockholders.


                                                                         Shares of     Shares of
                                                                          Common         Common
                                                                          Stock       Stock Owned
                                              Shares of Common Stock    Offered In     After The
Name of Selling Stockholder                   Owned Before Offering    the Offering    Offering*
---------------------------                  ------------------------  ------------  -------------
                                               Number     Percent (1)     Number        Number
                                               ------     -----------     ------        ------
Seth Joseph Antine                           160,000 (2)    1.23 (2)       160,000         0
Fred Rudy                                     80,000 (3)     **  (3)        80,000         0
Jules Nordlicht                              600,000 (4)    4.53 (4)       600,000         0
Moses Elias                                   16,000 (5)     **  (5)        16,000         0
Harry Adler                                   80,000 (6)     **  (6)        80,000         0
Dr. Seymour Huberfeld                         20,000 (7)     **  (7)        20,000         0
Connie Lerner                                 10,000 (8)     **  (8)        10,000         0
Mueller Trading L.P.                          10,000 (9)     **  (9)        10,000         0
Jack Ehrenhaus                                10,000(10)     ** (10)        10,000         0
Cong. Ahavas Tzedach Vachsed                  14,000(11)     ** (11)        14,000         0
Laura Huberfeld/Naomi Bodner Partnership   1,200,000(12)    8.85(12)     1,200,000         0
Jesup & Lamont Capital Markets, Inc.       1,833,336(13)   12.40(13)     1,833,336         0


*    Assumes all shares of Common Stock are sold
**   Represents less than one percent (1%).

(1) Shares of Common Stock which were not outstanding but which could be acquired upon exercise of any option or warrant within 60 days of September 30, 1995, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned. However, such shares are not deemed to be outstanding for any other purpose except as noted elsewhere herein. There were 12,963,763 shares of Common Stock outstanding as of September 30, 1995.

(2) Includes 80,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(3) Includes 40,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(4) Includes 300,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(5) Includes 8,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(6) Includes 40,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(7) Includes 10,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(8) Includes 5,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(9) Includes 5,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(10) Includes 5,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(11) Includes 7,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(12) Includes 600,000 shares of Common Stock issuable upon exercise of such Selling Stockholder's Private Placement Warrant, which is immediately exercisable following the effectiveness of the Registration Statement to which this Prospectus relates and the Company's notice to such Selling Stockholder. See "Description of Capital Stock-Private Placement Warrants."

(13) Includes the following number of shares of Common Stock that such entity had the right to acquire at September 30, 1995 pursuant to exercise or conversion, but which have not been exercised or converted: 500,000 shares upon the exercise of the J&L Warrant, and 1,333,336 shares upon the conversion of 166,667 shares of Series A Preferred Stock.

     On September 20, 1995, the Company entered into Subscription Agreements with each of the Selling Stockholders who participated in the Private Placement pursuant to which such persons purchased units consisting of an aggregate of 1,100,000 shares of Common Stock and the Private Placement Warrants exercisable into an aggregate of 1,100,000 shares of Common Stock for $1.25 per unit. The Private Placement Warrants are exercisable through September 11, 1997 except under certain circumstances and have anti-dilution protection. The holders of the Private Placement Warrants ("Private Placement Warrantholders") have certain registration rights pursuant to which the Company has registered for sale in the offering made hereby 1,100,000 shares of Common Stock to be issued upon exercise of the Private Placement Warrants.
 The costs of this registration will be paid by the Company. See "Description of Capital Stock--Warrants."


     On July 31, 1995, the Company entered into (1) a Share Purchase Agreement with J&L pursuant to which J&L purchased 166,667 shares of Series A Preferred Stock for $1,500,000 (the "Share Purchase Agreement"), and (2) a Warrant Purchase Agreement with J&L pursuant to which the Company issued to J&L the J&L Warrant exercisable into an aggregate of 500,000 shares of Common Stock (the "Warrant Purchase Agreement"). The J&L Warrant is exercisable through July 31, 1998 and has anti-dilution protection. J&L has certain registration rights pursuant to which the Company has registered for sale in the offering made hereby 500,000 shares of Common Stock to be issued upon exercise of the J&L Warrant and 1,333,336 shares of Common Stock issuable upon conversion of the Series A Preferred Stock. See "Risk Factors -- "Disagreements and Relationships between the Company and J&L" and "Shares Eligible for Future Sale; Registration Rights." The costs of this registration will be paid by the

Company, including up to $20,000 of reasonable fees and expenses of one counsel for holder of the J&L Warrant and the Series A Preferred Stock. See "Description of Capital Stock--Warrants."

     Other than set forth in the preceding two paragraphs, none of the Selling Stockholders were affiliated with the Company within the last three fiscal years.

     In connection with the offering made hereby, the Company and the Selling Stockholders have entered into an agreement that contains certain indemnity provisions between the Company and such Selling Stockholders and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act.

                  DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 50,000,000 shares of Common Stock, par value $.0001 per share, and 12,500,000 shares of preferred stock, par value $.00001 per share the ("Preferred Stock"), of which 250,000 shares of Preferred Stock is authorized as Series A Cumulative Convertible Preferred Stock and 250,000 shares of Preferred Stock is authorized as Series B Cumulative Convertible Preferred Stock, and 12,000,000 shares are subject to designation and issuance by the Board of Directors of the Company in the future. On September 30, 1995, there were
(1) 12,953,763 shares of Common Stock outstanding and held of record by approximately 522 stockholders, (2) 166,667 shares of Series A Preferred Stock outstanding and held of record by one stockholder, and (3) 125,000 shares of Series B Preferred Stock outstanding and held of record by three stockholders. All holders of Series B Preferred Stock have waived the conversion provisions applicable to the Series B Preferred Stock discussed below.

     The following descriptions of capital stock are qualified in all respects by reference to the Company's Certificate of Incorporation, as amended (the "Certificate") and the Certificate of Designations, Preferences and Rights for each of the Series A Preferred Stock (the "Series A Designation") and the Series B Preferred Stock (the "Series B Designation").

COMMON STOCK

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote upon matters voted upon by the stockholders. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of each class of the Board. Except as otherwise required by applicable Delaware law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders, except that a plurality vote is sufficient to elect directors.

     The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights or privileges. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. All shares of Common Stock now outstanding are, and the Shares of Common Stock to be sold by the Warrantholders hereby will be, upon issuance, fully paid and non-assessable.

UNDESIGNATED PREFERRED STOCK

     The 12,000,000 shares of undesignated Preferred Stock may be issued from time to time by the Board of Directors of the Company in one or more series, without further stockholder approval or action, with such designations, powers, limitations, restrictions, qualifications, rights, preferences and privileges as the Board may determine.

SERIES A PREFERRED STOCK

     PRIORITY. As stated in the Series A Designation, the Series A Preferred Stock ranks prior to the Common Stock and to all other capital stock of the Company except the Series B Preferred Stock, with which it ranks pari passu as to dividends and liquidation.

     VOTING RIGHTS. The Series A Preferred Stock has no voting rights except as otherwise specifically provided by law and except as noted below. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of holders of at least 51% of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, is required to (1) create, authorize or issue any class or series of capital stock ranking prior to the Series A Preferred Stock as to dividends or upon liquidation, (2) amend the Certificate, or in any other manner alter or change the powers, rights, privileges or preferences of the Series A Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges and preferences of the holders of the Series A Preferred Stock (except that the Company may amend the Certificate and or its bylaws to increase the amount of shares of Common Stock or amend the terms of any Common Stock, or to create, authorize or issue shares of capital stock (other than Common Stock) ranking junior as to the Series A Preferred Stock as to dividends and upon liquidation ("Junior Preferred Stock")); (3) amend the Series A Designation; and (4) approve and adopt any agreement, plan or proposal for (A) the sale and other disposition of all or substantially all of the assets and rights of the Company other than in the ordinary course of business, (B) the consolidation, merger or dissolution of the Company (other than the merger of a subsidiary of the Company into the Company in which the Company is the surviving corporation or any other merger in which the Company is the surviving corporation),or (c) a share exchange which is submitted to a vote of the stockholders of the Company.

     ADDITIONAL VOTING RIGHTS UPON OCCURRENCE OF EVENT OF DEFAULT. So long as there are at least 100,000 shares of Series A Preferred Stock then outstanding (subject to adjustment), upon the occurrence of an Event of Default, the holders of the Series A Preferred Stock are entitled to elect a number of directors to the Board of Directors of the Company equal to the number obtained by (1) multiplying (A) a fraction, the numerator of which is the number of shares of Common Stock obtainable upon conversion of all of the shares of Series A Preferred Stock then outstanding and the denominator of which is the total number of shares of Common Stock (on a fully diluted basis) then outstanding, by (B) the number of directors on the Board of Directors of the Company and then (2) rounding such number down to the nearest whole number (except that such number cannot be less than 1). The size of the Board of Directors of the Company shall be increased by such number as may be necessary to allow for directors elected by the holders of the Series A Preferred Stock. During the period commencing upon the occurrence of such Event of Default (as defined below) and ending at such time upon which no Event of Default shall continue (the "Class A Voting Period"), the holders of at least 51% of the then outstanding shares of Series A Preferred Stock ("Majority of Series A Holders") shall be entitled, as a class, to the exclusion of all other classes or series of capital stock of the Company, to elect such directors and each shares of Series A Preferred Stock will have one vote for such purpose. An "Event of Default" means (x) the failure by the Company to redeem shares of Series A Preferred Stock in accordance with the provisions of Section 6(a) or 6(b) of the Series A Designation for any reason, and such failure in redemption shall have continued for 180 days or (y) the equivalent of one year's dividend payment on all outstanding shares of Series A Preferred Stock shall be accrued and unpaid, if funds are legally available therefor, and such failure has continued for 60 days.

     Any director elected by the holders of Series A Preferred Stock may be removed at any time during a Class A Voting Period by a Majority of Series A Holders, voting separately as a class, and may not be removed without the consent of at least a Majority of Series A Holders. Any vacancy created by the removal, death or resignation of such a director may be filled during the Class A Voting Period by a Majority of Series A Holders. During the Class A Voting Period, the size of the Board of Directors of the Company cannot be changed without the vote of a Majority of Series A Holders, voting separately as a class. At the end of the Class A Voting Period, the holders of Series A Preferred Stock shall be automatically divested of all such additional voting power, subject to the subsequent vesting of such voting power upon the occurrence of any subsequent Event of Default.

     DIVIDEND RIGHTS. The Company shall pay, when and as declared by the Company's Board of Directors, to the holders of the Series A Preferred Stock, out of assets of the Company legally available therefor, stock dividends, payable in shares of Series A Preferred Stock (or at the election of the Company, in cash) (provided that upon liquidation or redemption, accrued and unpaid dividends will be paid in cash), at the times, in the amounts and with such priorities as noted below. Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Term Credit Agreement dated as of July 31, 1995 by and between the Company and Norwest Bank Minnesota, N.A. (the "Credit Agreement"), no dividends may be paid in cash to the holders of the Series A Preferred Stock so long as indebtedness is outstanding and unpaid under the Credit Agreement. Dividends accrue cumulatively on a daily basis from and including the date of issuance at a rate per annum equal to $.72 per share calculated on the basis of the actual number of days elapsed in a year. Dividends paid in shares of Series A Preferred Stock shall be paid assuming each share of Series A Preferred Stock used to so pay has a value of $9.00. Dividends shall be payable annually on the last day of July in each year ("Series A Dividend Payment Date") beginning July 31, 1996.

     Dividends which are not paid for any reason whatsoever on a Series A Dividend Payment Date cumulate until paid and shall be payable on the next Series A Dividend Payment Date on which payment can be lawfully made (or upon liquidation or redemption as provided in the Series A Designation). Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Series A Dividend Payment Date, shall, in lieu of receiving such dividend payment on the Series A Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption. Dividends paid by payment-in-kind shall not be paid in fractional shares.

     So long as any shares of Series A Preferred Stock are outstanding if an Event of Default has occurred and is continuing or if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, (A) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Common Stock made to the holders of Common Stock), the Series A Preferred Stock (other than dividends paid in Series A Preferred Stock) or any Junior Preferred Stock, and (B) no capital stock of the Company (other than the Series A Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company ("Liquidation"), whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether from capital or surplus) shall be made or set apart to the holders of Common Stock or any other shares of capital stock of the Company, the holders of the shares of Series A Preferred Stock shall be entitled to receive from the assets of the Company, whether represented by capital, surplus, reserves or earnings, payment in cash of an amount (the "Series A Preferred Liquidation Value") equal to the greater of (1) $9.00 per share plus the value of accrued and unpaid dividends per share through the date thereof or (2) the amount per share of Series A Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of Liquidation. If the assets distributable on Liquidation shall be insufficient to permit payment of the full preferential amounts on the Series A Preferred Stock, then such assets shall be distributed ratably among the shares of Series A Preferred Stock. If the assets distributable on Liquidation shall be insufficient to permit payment of the Series A Preferred Liquidation Value and the Series B Preferred Liquidation Value (as defined below), the respective holders of the Series A Preferred Stock and of the Series B Preferred Stock shall share ratably in any distribution of assets in proportion to the full preferred liquidation value to which each such series of Preferred Stock is entitled. After payment shall have been made in full to the holders of the Series A Preferred Stock upon Liquidation, the Common Stock and any other series or class or classes of stock of the Company shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distribution upon such Liquidation, and the holders of the Series A Preferred Stock shall not be entitled to share therein. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation, merger, or other business combination of the Company with or into one or more corporations shall be deemed to be a Liquidation.

     MANDATORY REDEMPTION. The Company shall redeem on July 31, 2000 all of the then outstanding shares of Series A Preferred Stock, in cash at a price per share equal to the sum of (1) $9.00 plus (2) the value of accrued and unpaid dividends on such share through such date.

     OPTIONAL REDEMPTION. On or after July 31, 1997 (but not before), if there has been a Qualified Level of Public Trading as of the date of the notice of redemption, at the option of the Company, the Company may redeem all or part of the shares of Series A Preferred Stock then outstanding at a cash price per share equal to the sum of $9.00 plus the value of accrued and unpaid dividends on such share through the date set for redemption. A "Qualified Level of Public Trading" shall exist if, and only if, on the date of notice of the Company's election of its right to redeem the shares of Series A Preferred Stock, (1) the Series A Common Shares are listed or admitted to trading on a national securities exchange or are traded on the National Association of Securities Dealers Inc., Automated Quotation System Level 1, National Market System ("National Market System") or in the over-the-counter market, and (2) either (A) the last reported sale price regular way for the Series A Common Shares on the principal national securities exchange on which Series A Common Shares are listed or admitted to trading, or if Series A Common Shares are not listed or admitted to trading on any national securities exchange, on the National Market Systems, or (B) if Series A Common Shares are listed or admitted for trading on neither any national securities exchange nor on the National Market Systems, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System Level I, or comparable system, shall (in the case of (A) or (B)) have equaled or exceeded an amount per share equal to at least 250% of the then current conversion price for at least 20 consecutive trading days.

     Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Credit Agreement, the Company may not redeem all or any part of the shares of Series A Preferred Stock pursuant to the optional redemption provisions so long as indebtedness is outstanding and unpaid under the Credit Agreement. Such option shall be exercised by written notice to the holders of the Series A Preferred Stock given at any time not less than 30 and not more than 60 days prior to the date of such redemption.

     CONVERSION. Each holder of a share of Series A Preferred Stock shall have the right, at the option of the holder at any time to convert, one or more shares of Series A Preferred Stock into shares of Common Stock of the Company or any capital stock or other securities into which the Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof (such shares, the "Series A Common Shares"). The conversion rate therefor shall be one share of Series A Preferred Stock for a number of Series A Common Shares equal to (1) $9.00 plus the value of accrued and unpaid dividends on such shares dividend by (2) the then current conversion price. Every share of Series A Preferred Stock shall continue to be convertible, in whole or in part, even though the Company or a holder may have given notice of redemption with respect to such share of Series A Preferred Stock or any part thereof so long as such share of Series A Preferred Stock and the holder's election to convert shall have been delivered to the Company prior to the date fixed for such redemption. Each conversion of shares shall be deemed to have been effected immediately prior to the close of business on the business day on which such share of Series A Preferred Stock shall have been surrendered to the Company as provided in the Series A Designation. Within five business days after receipt of any share of Series A Preferred Stock and an election to convert all or a portion of such share of Series A Preferred Stock, the Company will pay, out of funds legally available therefor, to the holder of such share of Series A Preferred Stock in shares of Series A Preferred Stock, or at the option of the Company, in cash, an amount equal to full cumulative dividends accrued to the effective date of conversion of such shares of Series A Preferred Stock. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock, and in lieu of any fraction of a Series A Common Share, the holder shall be entitled to receive an amount in cash equal to the same fraction of the current market price (as defined below) on the effective date of the conversion.

     The term "conversion price" shall mean initially $1.125 per Series A Common Share, subject to adjustment from time to time as follows:

          (1) ADJUSTMENTS FOR STOCK DIVIDENDS, RECAPITALIZATIONS, ETC. If the Company shall, after August 1, 1995, (A) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock, (B) subdivide the outstanding shares of its Common Stock, (c) combine the outstanding shares of its Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Company, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a share of Series A Preferred Stock were to convert such share of Series A Preferred Stock in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Company which such holder would have owned immediately following such action had such share of Series A Preferred Stock been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under the Series A Designation. This adjustment shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (2) ADJUSTMENTS FOR ISSUANCES OF ADDITIONAL STOCK. If the Company shall at any time or from time to time after August 1, 1995 issue any additional shares of the Company's

     Common Stock ("Additional Common Stock") for a consideration per share either (A) less than the then current conversion price immediately prior to the issuance of such Additional Common Stock or (B) without consideration, then (in the case of either clause (A) or (B)), and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price equal to the price determined by multiplying such current conversion price by a fraction, of which (I) the numerator shall be (x) the number of shares of the Company's Common Stock outstanding when the then current conversion price became effective, plus (y) the number of shares of the Company's Common Stock which the aggregate amount of consideration, if any, received by the Company upon all issuances of the Company's Common Stock since the current conversion price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the then current conversion price per share, and (II) the denominator shall be (x) the number of shares of the Company's Common Stock outstanding when the current conversion price became effective, plus (y) the number of shares of the Company's Common Stock issued since the current conversion price became effective (including the number of shares of such Additional Common Stock); provided, however, that such adjustment shall be made only if such adjustment results in the current conversion price less than the current conversion price in effect immediately prior to the issuance of such Additional Common Stock. The Company may, but shall not be required to, make any adjustment of the current conversion price if the amount of such adjustment shall be less than one percent of the current conversion price immediately prior to such adjustment, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount to not less than one percent of the current conversion price immediately prior to such adjustment.

     For purposes of any adjustment for additional stock issuances as described above:

          In the case of the issuance of Additional Common Stock for (A) cash, the consideration received by the Company therefore shall be deemed to be the cash proceeds received by the Company for such Additional Common Stock after deducting any commissions or other expenses paid or incurred in connection with the issuance of such Additional Common Stock; and (B) consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Company shall be deemed to be the value of such consideration at the time of its receipt by the Company as determined in good faith by the Board of Directors, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into shares of the Company's Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations canceled surrendered, satisfied, exchanged or converted. If the Company receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sales price regular way) as of the close of the day immediately preceding the date of their receipt by the Company.

          In the case of the issuance after July 31, 1995, whether by distribution or sale to the holders of its Common Stock or to others, by the Company of (A) any security (other than the shares of Series A Preferred Stock) that is convertible into Common Stock, or (B) any rights, options or warrants to purchase the Company's Common Stock, if inclusion thereof in calculating adjustments under Section 8 of the Series A Designation would result in a current conversion price lower than if excluded, the Company shall be deemed to have issued, for the consideration described below, the number of shares of the Company's Common Stock into which such convertible security may be converted when first convertible, or the number of shares of the Company's Common Stock deliverable upon the exercise of such rights, options or warrants when deemed to be Additional Common Stock for the purposes of Section 8(b) of the Series A Designation. The consideration deemed to be received by the Company at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided with the issuance of Series A Common Shares (I) upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock (or the issuance of any shares of Series A Preferred Stock or Series B Preferred Stock under any of the separate Share Purchase Agreements dated as of July 31, 1995 between the Company and each of the original holders of shares of Series A Preferred Stock, as from time to time assigned, supplemented or amended or as the terms thereof may be waived, each in accordance with its terms (the "Purchase Agreements")) or (II) upon exercise or conversion of the Warrants (as defined in the Series A Designation) or the stock options granted to employees of the Company on or before July 31, 1995.

          ANTIDILUTION ADJUSTMENTS UNDER OTHER SECURITIES. Without limiting any other rights available under the Series A Designation to the holders of shares of Series A Preferred Stock, if there is an antidilution adjustment (A) under any security which is convertible into Common Stock of the Company whether issued prior to or after July 31, 1995 (except for the shares of Series A Preferred Stock) or (B) under any right, option or warrant to purchase Common Stock of the Company whether issued prior to or after July 31, 1995, which (in the case of clause (A) or (B)) results in a reduction in the exercise or purchase price with respect to such security, right, option or warrant to an amount less than the then current conversion price or results in an increase in the number of shares obtainable under such security, right, option or warrant which has an effect equivalent to lowering a conversion or exercise price to an amount less than the then current conversion price, then an adjustment shall be made under Section 8(f) of the Series A Designation to the then current conversion price. Such adjustment shall be whichever of the following results in a lower current conversion price: (I) a reduction in the current conversion price equal to the percentage reduction in such exercise or purchase price with respect to such security, right, option or warrant, or (II) a reduction in the current conversion price which will result in the same percentage increase in the number of Series A Common Shares available under Section 8 of the Series A

     Designation as the percentage increase in the number of shares available under such security, right, option or warrant. Any such adjustment shall only be made if it would result in a lower current conversion price than that which would be determined pursuant to any other antidilution adjustment otherwise required under Section 8 of the Series A Designation as a result of the event or circumstance which triggered the adjustment of the security, right, option or warrant described in clause (A) or (B) above.

          OTHER ADJUSTMENTS. If any event shall occur as to which any of the provisions of Section 8 of the Series A Designation are not strictly applicable, but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of Series A Preferred Stock in accordance with the essential intent and principles of Sections 7 and 8 of the Series A Designation, then, in each such case, the Company shall appoint a firm of independent public accountants or recognized national standing selected by the Board of Directors of the Company (who may be regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 7 and 8 of the Series A Designation, necessary to preserve, without dilution, the conversion rights represented by the shares of Series A Preferred Stock.

          CONSOLIDATION OR MERGER. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another person or entity or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is an "Organic Change". Prior to the consummation of an Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of the Series A Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such holder's Series A Preferred Stock had such Organic Change not taken place.

     In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) with respect to such holders' rights and interest to insure that the provisions above shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the conversion price to reflect the value for the Series A Preferred Stock reflected by the terms of such consideration, merger or sale, if the value so reflected would cause an increase to the conversion price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (which may be the agreement of consolidation, merger or sale), in form and substance reasonably satisfactory to the holders of Series A Preferred Stock then outstanding, the obligation to deliver to each such holder of shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

SERIES B PREFERRED STOCK

     PRIORITY. As stated in the Series B Designation, the Series B Preferred Stock ranks prior to the Common Stock and to all other capital stock of the Company except the Series A Preferred Stock, with which it ranks pari passu as to dividends and liquidation.

     VOTING RIGHTS. The Series B Preferred Stock has no voting rights except as otherwise specifically provided by law and except as noted below. So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of holders of at least 51% of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, is required to (1) create, authorize or issue any class or series of capital stock ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, (2) amend the Certificate, or in any other manner alter or change the powers, rights, privileges or preferences of the Series B Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges and preferences of the holders of the Series B Preferred Stock (except that the Company may amend the Certificate and or its bylaws to increase the amount of shares of Common Stock or amend the terms of any Common Stock, or to create, authorize or issue shares of capital stock (other than Common Stock) ranking junior as to the Series B Preferred Stock as to dividends and upon liquidation ("Junior Preferred Stock")); and (3) amend the Series B Designation.

     ADDITIONAL VOTING RIGHTS UPON OCCURRENCE OF EVENT OF DEFAULT. So long as there are at least 100,000 shares of Series B Preferred Stock then outstanding (subject to adjustment), upon the occurrence of an Event of Default, the holders of the Series B Preferred Stock are entitled to elect a number of directors to the Board of Directors of the Company equal to the number obtained by (1) multiplying (A) a fraction, the numerator of which is the number of shares of Common Stock obtainable upon conversion of all of the shares of Series B Preferred Stock then outstanding and the denominator of which is the total number of shares of Common Stock (on a fully diluted basis) then outstanding, by (B) the number of directors on the Board of Directors of the Company and then (2) rounding such number down to the nearest whole number (except that such number cannot be less than 1). The size of the Board of Directors of the Company shall be increased by such number as may be necessary to allow for directors elected by the holders of the Series B Preferred Stock. During the period commencing upon the occurrence of such Event of Default (as defined below) and ending at such time upon which no Event of Default shall continue (the "Class B Voting Period"), the holders of at least 51% of the then outstanding shares of Series B Preferred Stock ("Majority of

Series B Holders") shall be entitled, as a class, to the exclusion of all other classes or series of capital stock of the Company, to elect such directors and each shares of Series B Preferred Stock will have one vote for such purpose. An "Event of Default" means (x) the failure by the Company to redeem shares of Series B Preferred Stock in accordance with the provisions of Section 6(a) or 6(b) of the Series B Designation for any reason, and such failure in redemption shall have continued for 180 days or (y) the equivalent of one year's dividend payment on all outstanding shares of Series B Preferred Stock shall be accrued and unpaid, if funds are legally available therefor, and such failure has continued for 60 days.

     Any director elected by the holders of Series B Preferred Stock may be removed at any time during a Class B Voting Period by a Majority of Series B Holders, voting separately as a class, and may not be removed without the consent of at least a Majority of Series B Holders. Any vacancy created by the removal, death or resignation of such a director may be filled during the Class B Voting Period by a Majority of Series B Holders. During the Class B Voting Period, the size of the Board of Directors of the Company cannot be changed without the vote of a Majority of Series B Holders, voting separately as a class. At the end of the Class B Voting Period, the holders of Series B Preferred Stock shall be automatically divested of all such additional voting power, subject to the subsequent vesting of such voting power upon the occurrence of any subsequent Event of Default.

     DIVIDEND RIGHTS. The Company shall pay, when and as declared by the Company's Board of Directors, to the holders of the Series B Preferred Stock, out of assets of the Company legally available therefor, stock dividends, payable in shares of Series B Preferred Stock (or at the election of the Company, in cash) (provided that upon liquidation or redemption, accrued and unpaid dividends will be paid in cash), at the times, in the amounts and with such priorities as noted below. Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Credit Agreement, no dividends may be paid in cash to the holders of the Series B Preferred Stock so long as indebtedness is outstanding and unpaid under the Credit Agreement. Dividends accrue cumulatively on a daily basis from and including the date of issuance at a rate per annum equal to $.80 per share calculated on the basis of the actual number of days elapsed in a year. Dividends paid in shares of Series B Preferred Stock shall be paid assuming each share of Series B Preferred Stock used to so pay has a value of $10.00. Dividends shall be payable annually on the last day of July in each year ("Series B Dividend Payment Date") beginning July 31, 1996.

     Dividends which are not paid for any reason whatsoever on a Series B Dividend Payment Date cumulate until paid and shall be payable on the next Series B Dividend Payment Date on which payment can be lawfully made (or upon liquidation or redemption as provided in the Series B Designation). Holders of shares of Series B Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Series B Dividend Payment Date, shall, in lieu of receiving such dividend payment on the Series B Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption. Dividends paid by payment-in-kind shall not be paid in fractional shares.

     So long as any shares of Series B Preferred Stock are outstanding if an Event of Default has occurred and is continuing or if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, (A) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Common Stock made to the holders of Common Stock), the Series B Preferred Stock (other than dividends paid in Series B Preferred Stock) or any Junior Preferred Stock, and (B) no capital stock of the Company (other than the Series B Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company ("Liquidation"), whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether from capital or surplus) shall be made or set apart to the holders of Common Stock or any other shares of capital stock of the Company, the holders of the shares of Series B Preferred Stock shall be entitled to receive from the assets of the Company, whether represented by capital, surplus, reserves or earnings, payment in cash of an amount (the "Series B Preferred Liquidation Value") equal to the greater of (1) $10.00 per share plus the value of accrued and unpaid dividends per share through the date thereof or (2) the amount per share of Series B Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of Liquidation. If the assets distributable on Liquidation shall be insufficient to permit payment of the full preferential amounts on the Series B Preferred Stock, then such assets shall be distributed ratably among the shares of Series B Preferred Stock. If the assets distributable on Liquidation shall be insufficient to permit payment of the Series B Preferred Liquidation Value and the Series A Preferred Liquidation Value (as defined below), the respective holders of the Series B Preferred Stock and of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full preferred liquidation value to which each such series of Preferred Stock is entitled. After payment shall have been made in full to the holders of the Series B Preferred Stock upon Liquidation, the Common Stock and any other series or class or classes of stock of the Company shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distribution upon such Liquidation, and the holders of the Series B Preferred Stock shall not be entitled to share therein. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation, merger, or other business combination of the Company with or into one or more corporations shall be deemed to be a Liquidation.

     OPTIONAL REDEMPTION. On or after July 31, 1997 (but not before), if there has been a Qualified Level of Public Trading as of the date of the notice of redemption, at the option of the Company, the Company may redeem all or part of the shares of Series B Preferred Stock then outstanding at a cash price per share equal to the sum of $10.00 plus the value of accrued and unpaid dividends on such share through the date set for redemption. A "Qualified Level of Public Trading" shall exist if, and only if, on the date of notice of the Company's election of its right to redeem the shares of Series B Preferred Stock, (1) the Series B Common Shares are listed or admitted to trading on a national securities exchange or are traded on the National Association of Securities Dealers Inc., Automated Quotation System Level 1, National Market System ("National Market System") or in the over-the-counter market, and (2) either (A) the last reported sale price regular way for the Series B Common Shares on the principal national securities exchange on which Series B Common Shares are listed or admitted to trading, or if Series B Common Shares are not listed or admitted to trading on any national securities exchange, on the National Market Systems, or (B) if Series B Common Shares are listed or admitted for trading on neither any national securities exchange nor on the National Market Systems, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System Level I, or comparable system, shall (in the case of (A) or (B)) have equaled or exceeded an amount per share equal to at least 250% of the then current conversion price for at least 20 consecutive trading days.

     Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Credit Agreement, the Company may not redeem all or any part of the shares of Series B Preferred Stock pursuant to the optional redemption provisions so long as indebtedness is outstanding and unpaid under the Credit Agreement. Such option shall be exercised by written notice to the holders of the Series B Preferred Stock given at any time not less than 30 and not more than 60 days prior to the date of such redemption.

     CONVERSION. The present holders of the Series B Preferred Stock have waived conversion rights.

PRIVATE PLACEMENT WARRANTS

     The Private Placement Warrantholders will acquire their portion of the Shares offered hereby upon the conversion of the Private Placement Warrants that were issued to the Private Placement Warrantholders in a private placement on September 20, 1995. The Private Placement Warrants will not be exercised by the Private Placement Warrantholders prior to the effective date of the Registration Statement of which this Prospectus forms a part, but when exercisable, will be exercised from time to time after effectiveness, at an exercise price of $1.25 per warrant share, as sales of the shares of Common Stock underlying such Private Placement Warrants are made.

     The Private Placement Warrants may not be exercised prior to September 12, 1996 unless either (1) the "Market Price" of the Common Stock is greater than $4.00 per share or (2) the Company provides a notice to the Private Placement Warrantholder that the Private Placement Warrant will expire on the 46th day following such written notice (the "Early Expiration Notice"). The Company may only issue the Early Expiration Notice if the shares of Common Stock into which the Private Placement Warrant is exercisable are registered under the Securities Act. The Private Placement Warrants will expire on the earlier of September 11, 1997 or the 46th day following the Early Expiration
Notice.   For purposes of the Private Placement Warrants, "Market Price"
means the average of the closing prices of sales of a share of Company Common Stock on all securities exchanges on which such share may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq System as of 4:00 p.m., New York time, or if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 days consisting of the day as of which "Market Price" is being determined and the 9 consecutive business days prior to such day.


     The terms of the Subscription Agreement with respect to the Shares provide that the Company must file with the Commission and use all reasonable efforts to cause to become effective as soon as practicable a registration statement covering all of the shares of Common Stock purchased in the private placement and all shares of Common Stock that would be issuable upon exercise of the Private Placement Warrants. This prospectus forms a part of that registration statement. The Subscription Agreements further require that the Company maintain, at the Company's sole expense, the effectiveness of such registration statement during the Private Placement Effective Period.


     The Private Placement Warrants have antidilution protection in the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, reverse stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation.

J&L WARRANT

     The holder of the J&L Warrant will acquire its portion of the Shares offered hereby upon the conversion of the J&L Warrant that was issued to J&L in connection with the financing of the acquisition of USC by the Company. The J&L Warrant is exercisable by the holder at any time at an exercise price of $1.125 per warrant share.


     The J&L Warrant is exercisable at any time until July 31, 1998.The terms of the Warrant Purchase Agreement with respect to the Shares issuable upon exercise of the J&L Warrant (as well as the Share Purchase Agreement with respect to the Shares issuable upon conversion of the Series A Preferred Stock) granted the holder certain demand and piggy-back registration rights with respect to such Shares, pursuant to which the Company is obligated to file a registration statement. This prospectus forms a part of that registration statement. The terms of such agreements further require that the Company maintain, at the Company's sole expense, the effectiveness of such registration statement for 120 days following the effectiveness of such registration statement. The Company anticipates that the J&L Shares will be offered for sale until the earlier of (1) the sale of all such Shares or (2) the expiration of the Private Placement Effective Period, subject to the Company's ability to amend the Registration Statement at any time after 120 days following the effectiveness of such registation statement to deregister the J&L Shares. See "Risk Factors -- Concentration of Stock Ownership; Disagreements and Relationships between J&L and the Company; Shares Eligible for Future Sale; Registration Rights; and Possible Volatility of Stock Price."


     The J&L Warrant has antidilution protection in the event that the Company after August 1, 1995 issues any shares of additional Common Stock ("Additional Common Stock") for a consideration per share either (1) less than the current exercise price immediately prior to the issuance of such Additional Common Stock or (2) without consideration. In such event, the current exercise price of the J&L Warrant shall be reduced to a price equal to the price determined by multiplying such current exercise by the following fraction. The numerator of fraction shall be the sum of (a) the number of shares of the Company's Common Stock outstanding when the current exercise price becomes effective and (b) the number of shares of the Company's Common Stock which the aggregate amount of consideration, if any, received by the Company upon all issuances of the Company's Common Stock since the current exercise price became effective would purchase at the then current exercise price per share. The denominator of such fraction shall be the sum of (a) the number of shares of the Company's Common Stock outstanding when the current exercise price became effective plus (b) the number of shares of the Company's Common Stock issued since the current exercise price became effective.


     The J&L Warrant also has antidilution protection in the event that as a result of a subdivision or combination or issuance by reclassification of shares or stock dividend or distribution payable in shares of Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased.

     Prior to any recapitalization, reorganization, merger, or sale of all or substantially all of the Company's assets or other transaction effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (an "Organic Change"), the Company will be required to make appropriate provision (in form and substance reasonably satisfactory to the holders of the J&L Warrant representing a majority of the shares into which such Warrant is exercisable (the "J&L Majority")) to insure that such holders of the J&L Warrant have the right to acquire and receive such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of the J&L Warrant had such Organic Change not taken place. In addition, the Company shall not effect such merger, consolidation or sale unless prior to the consummation thereof, the successor entity resulting therefrom assumes by written instrument reasonably satisfactory to the J&L Majority to deliver such stock, securities or assets.

VOTING AGREEMENTS

     Each of the Selling Stockholders who participated in the Private Placement has entered into a Voting Agreement with the Company and Jack W. Matz, Jr., the Company's Chairman and Chief Executive Officer, requiring such Selling Stockholder to vote all shares of Common Stock held or owned by such person in a manner designated by Mr. Matz. Under the Subscription Agreement pursuant to which each Selling Stockholder originally purchased the Private Placement Shares and the Private Placement Warrants from the Company, each such Selling Stockholder is not entitled to offer or sell any of such shares (including the shares of Common Stock issuable upon exercise of the Private Placement Warrants), irrespective of the registration thereof, except in (1) bona fide transactions in which there is no intent for such shares to be acquired by any affiliate of any Selling Stockholder who participated in the Private Placement or (2) in private transactions of blocks of 400,000 shares or less to persons not affiliated with any Selling Stockholder who participated in the Private Placement (who will not have received in such transactions, when aggregated with other block transactions thereunder by all Selling Stockholders who participated in the Private Placement, more than 400,000 shares of Common Stock) unless the transferee executes a counterpart of the Voting Agreement as if it were an initial signatory thereto.

     Mr. Matz is trustee under nine separate voting trust agreements, and, as of September 30, 1995, has the right to vote 1,703,781 shares of the Company's Common Stock on any matters presented to the stockholders for a vote. Each of these trust agreements has a duration of five years and will terminate at various times through April 1999.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Securities Transfer Corporation in Dallas, Texas.

INDEMNIFICATION

     Article 10 of the Company's Certificate provides:

     The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such person.

     If a claim under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the

     Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation.
     Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     Article V of the Company's Bylaws provide:

     SECTION 1.  RIGHT TO INDEMNIFICATION

          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification right than said law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.
      Such right shall be a contract right and shall include the right to be paid by the corporation expense incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon the delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.

     SECTION 2.  RIGHT OF CLAIMANT TO BRING SUIT

          If a claim under Section 1 is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expense incurred in defending any proceeding in advance of its final disposition where the required undertaken has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

     SECTION 3.  NON-EXCLUSIVITY OF RIGHTS

          The rights conferred by Sections 1 and 2 shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 4.  INSURANCE

          The corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

LIMITATION OF LIABILITY

     Section 102 of the Delaware General Corporation Law ("DGCL") authorizes a Delaware corporation to include a provisions in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Company adopted the following provision in Article 10 of the Company's Certificate on August 10, 1992:

     Directors of the Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involve a transaction from which a director derived an improper personal benefit.

     The adoption of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the adoption of this provision, together with the provision described above that requires the Company to indemnify officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

                        PLAN OF DISTRIBUTION

     The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders other than minimal proceeds upon the exercise of the Warrants. The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq SmallCap Market, in privately negotiated transactions or otherwise or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as brokers or agents on behalf of the Selling Stockholders or to broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such broker-dealers may receive compensation in the form of commissions, discounts or fees from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent. It is anticipated that the Selling Stockholders will offer all of the Shares for sale. All expenses of registration incurred in connection with this offering are being borne by the Company other than commissions, concessions or discounts to broker dealers and fees and expenses of counsel or other advisors to the Selling Stockholders which will be borne by the Selling Stockholders (except that the Company has agreed to pay up to $20,000 of reasonable fees and expenses of one counsel to the holder of the J&L Warrant and the Series A Preferred Stock) .

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus (the "Prospectus Supplement") will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any commissions, discounts and other items constituting compensation from the Selling Stockholders and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     Each Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing or selling orders on behalf of any of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, discounts or concessions received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchasers and sales of the Shares by the Selling Stockholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     In connection with the offering made hereby, the Company and each of the Selling Stockholders have entered into an agreement that contains certain indemnity provisions between the Company and Selling Stockholder and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act.
In addition, the Selling Stockholders have agreed to indemnify the Company with respect to information contained herein and either furnished by them or confirmed and verified by them. There are no other indemnification agreements between the Company and the Selling Stockholders with respect to the distribution of the Shares offered hereby.

                             LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Arter, Hadden, Johnson & Bromberg, Dallas, Texas.

                                EXPERTS

     The consolidated financial statements and notes thereto of the Company appearing in the Company's Annual Report on Form 10-KSB for the fiscal years ended December 31, 1994 and December 31, 1993, which have been incorporated in this Registration Statement and Prospectus by reference, have been audited by Price Waterhouse LLP, independent accountants, for the period as set forth in their report thereon, and King, Burns & Company, P.C., for the period as set forth in their report thereon, both of which are included therein and incorporated herein by reference. The consolidated financial statements and notes thereto of U.S. Communications, Inc. appearing in the Company's Current Report on Form 8-K/A-2 dated July 31, 1995 for the fiscal years ending
December 31, 1994 and December 31, 1993, which have been incorporated in this Registration Statement and Prospectus by reference, have been audited by Duff and Anderson, P.C., independent accountants, for the period as set forth in their report thereon, which is included therein and incorporated herein by reference. The financial statements and notes thereto of Long Distance
Network, Inc. appearing in the Company's Current Report on Form 8-K/A-2 dated May 16, 1994 for the the fiscal years ending December 31, 1993 and December 31, 1992, which have been incorporated in this Registration Statement and Prospectus by reference, have been audited by Samson, Robbins & Associates, P.L.L.C., independent accountants, for the period as set forth in their report thereon, which is included therein and incorporated herein by reference. Such consolidated financial statements and notes are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

No dealer, salesperson or other person has been
authorized to give any information or to make any
representations in connection with this offering
other than those contained in this Prospectus,
and, if given or made, such information or
representations must not be relied upon as having
been authorized by the Company, any of the Selling
Stockholders or any other person.  This Prospectus
does not constitute an offer to sell, or a
solicitation of an offer to purchase, any
securities other than the Shares of Common Stock
offered by this Prospectus, nor does it constitute
an offer to sell or a solicitation of any offer to
purchase the Shares of Common Stock by anyone  in
any jurisdiction where such an offer or
solicitation is not authorized, or in which the
person making such offer or solicitation is not
qualified to do so, or to any person to whom it is
unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create any implication that there
has been no change in the affairs of the Company
since the date hereof or that the information
contained herein is correct as of any time
subsequent to the date hereof.
       ________________

       TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information                        2
Incorporation of Certain Documents
  by Reference                               2
Prospectus Summary                           4
Risk Factors                                 5
The Company                                 13
Use of Proceeds                             15
Selling Stockholders                        15
Description of Capital Stock                19
Plan of Distribution                        37
Legal Matters                               38
Experts                                     39





                               4,033,336 SHARES

                          SA TELECOMMUNICATIONS, INC.

                                    [LOGO]

                                 COMMON STOCK




                                  PROSPECTUS


















                               January __, 1996

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC registration fee                                  $ 1,863.00
     NASD filing fee                                         7,500.00
     Accounting fees and expenses                            2,000.00*
     Legal fees and expenses (not including Blue Sky)        5,000.00*
     Printing, engraving and EDGARization expenses           2,000.00*
     Miscellaneous expenses                                  1,000.00*

          Total                                            $19,363.00*

____________
*  Estimated

     All expenses relating to the offering are payable by the Registrant on behalf of the Selling Stockholders including up to $20,000 of legal fees in connection with representation of J&L as the holder of the J&L Warrant and Conversion Shares.

     No premium was paid by the Registrant or any Selling Stockholders on any policy to insure or indemnify directors or officers against any liabilities they may incur in the registration, offering or sale of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The section of the Prospectus entitled "Description of Capital Stock--Limitation of Liability" is incorporated herein by reference.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides broad authority for indemnification of officers and directors.
Article 10 of the Company's Certificate of Incorporation, as amended, of the Registrant provides for indemnification of officers and directors to the fullest extent permitted by the DGCL. Article V of the Company's Bylaws contains provisions requiring the indemnification of the Company's directors and officers upon and pursuant to terms specified therein and under applicable provisions of the DGCL. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the

Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant does not maintain directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified by asterisk. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

Exhibit No.      Description

    2.1 Stock Purchase Agreement, dated as of June 30, 1995, between the Company, U.S. Communications, Inc. and the shareholders thereof (the "Stock Purchase Agreement")*

    2.2 Supplemental Agreement to the Stock Purchase Agreement, dated July 31, 1995*

    4.1 Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock *

    4.2 Share Purchase Agreement, dated as of July 31, 1995, by and between the Company and Jesup & Lamont Capital Markets, Inc.**

    4.3          Form of Series A Preferred Stock Certificate*

    4.4 Warrant Purchase Agreement, dated July 31, 1995, by and between the Company and Jesup & Lamont Capital Markets, Inc.*

    4.5 Common Stock Purchase Warrant Certificate issued to Jesup & Lamont Capital Markets, Inc.*

    4.6 Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock*

    4.7 Form of Purchase Note, issued by the Company and schedule of differences thereto pursuant to General Instructions to Item 601*

    4.8 Form of Offset Note, issued by the Company and schedule of differences thereto pursuant to General Instructions to
                 Item 601*

    4.9 Form of Note, Preferred Stock & Warrant Purchase Agreement, dated as of July 31, 1995 between the Company and the purchasers thereof*

    4.10         Form of Series B Preferred Stock Certificate*

    4.11 Form of Common Stock Purchase Warrant Certificate issued to purchasers thereof*

    4.12 Term Credit Agreement dated July 31, 1995 between the Company and Norwest Bank Minnesota, N.A. and related Security Agreement and Promissory Note**

    4.13 Form of Subscription Agreements executed as of September 20, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement and schedule of differences thereto pursuant to General Instructions to Item 601***

    4.14 Form of Warrant Certificates issued to each of the Selling Stockholders who participated in the Private Placement and schedule of differences thereto pursuant to General Instructions to Item 601***

    4.15 Form of Voting Agreement, executed as of September 20, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement***

    4.16 Agreement, dated as of October 26, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement***

    4.17 Agreement, dated as of September 21, 1995 by and among the Company, Howard Maderra, Bill L. Johnson and Marianne Reed with respect to waiver of conversion privileges on Series B Preferred Stock***

    4.18 Agreement, dated as of October 26, 1995 between the Company and Jesup & Lamont Capital Markets, Inc.***

    4.19         Form of Certificate Evidencing Common Stock***

    4.20 First Amendment to Credit Agreement executed as of November 10, 1995 between the Company and Norwest Bank Minnesota, N.A.***

    5.1 Opinion of Arter, Hadden, Johnson & Bromberg as to the validity of the securities being offered***

   23.1 Consent of Arter, Hadden, Johnson & Bromberg (included in its opinion filed as

                 Exhibit 5.1)

    23.2         Consent of Price Waterhouse LLP****

    23.3         Consent of King, Burns & Company, P.C.****

    23.4         Consent of Duff and Anderson, P.C.****

    23.5         Consent of Samson, Robbins & Associates, P.L.L.C.****

    24.1 Powers of Attorney (filed on the signature page to this Registration Statement - Page II-5)***

__________________

* Filed as Exhibit indicated to the Registrant's Current Report on Form 8-K/A for the event occurring July 31, 1995, filed with the Commission on August 15, 1995 and incorporated herein by reference.

** Filed as Exhibit indicated to the Registrant's Current Report on Form 8-K/A for the event occurring on July 31, 1995, filed with the Commission on October 13, 1995 and incorporated herein by reference.

*** Filed as Exhibit indicated to the original filing of this Registration Statement filed with the Commission on November 15, 1995 and incorporated herein by reference.

**** Filed herewith.


ITEM 17.  UNDERTAKINGS.

     (a)  RULE 415 OFFERING.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Company's Certificate of Incorporation, Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f)  RULE 430.  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   [Remainder of Page Intentionally Left Blank]

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 To Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 28, 1995.

                                  SA TELECOMMUNICATIONS, INC.


                                  By: /s/  Jack W. Matz, Jr.
                                     ------------------------------
                                         Jack W. Matz, Jr.
                                      CHAIRMAN OF THE BOARD
                                     CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 To Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signatures                      Title                       Date

   /s/ Jack W. Matz, Jr.        Chairman of the Board         December 28, 1995
-----------------------------   and Chief Executive Officer
    Jack W. Matz, Jr.

   /s/ Paul R. Miller           Chief Operating Officer,      December 28, 1995
-----------------------------   President and Director
     Paul R. Miller

   /s/ J. David Darnell         Chief Financial Officer,      December 28, 1995
-----------------------------   Vice President-Finance
     J. David Darnell           and Director

   /s/ Terry R. Houston         Director                      December 28, 1995
-----------------------------
     Terry R. Houston

   /s/ John Q. Ebert*           Director                      December 28, 1995
-----------------------------
     John Q. Ebert

   /s/ Igor I. Mamantov*        Director                      December 28, 1995
-----------------------------
     Igor I. Mamantov

   /s/ Dean A. Thomas*          Director                      December 28, 1995
-----------------------------
     Dean A. Thomas

   /s/ Barry J. Williams*       Director                      December 28, 1995
-----------------------------
     Barry J. Williams

   /s/ Pete W. Smith*           Director                      December 28, 1995
-----------------------------
     Pete W. Smith

/s/ Thomas L. Cunningham*       Director                      December 28, 1995
-----------------------------
    Thomas L. Cunningham

   /s/ John H. Nugent*          Director                      December 28, 1995
-----------------------------
     John H. Nugent

   /s/ Bill L. Johnson*         Director                      December 28, 1995
-----------------------------
     Bill L. Johnson

   /s/ Howard F. Curd*          Director                      December 28, 1995
-----------------------------
     Howard F. Curd

*  /s/ Jack W. Matz, Jr.
-----------------------------
    Jack W. Matz, Jr.
  Agent and Attorney-In-Fact

                              INDEX TO EXHIBITS

2.1 Stock Purchase Agreement, dated as of June 30, 1995, between the Company, U.S. Communications, Inc. and the shareholders thereof (the "Stock Purchase Agreement")*

2.2       Supplemental Agreement to the Stock Purchase Agreement, dated
          July 31, 1995*

4.1 Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock*

4.2 Share Purchase Agreement, dated as of July 31, 1995, by and between the Company and Jesup & Lamont Capital Markets, Inc.**

4.3       Form of Series A Preferred Stock Certificate*

4.4 Warrant Purchase Agreement, dated July 31, 1995, by and between the Company and Jesup & Lamont Capital Markets, Inc.*

4.5 Common Stock Purchase Warrant Certificate issued to Jesup & Lamont Capital Markets, Inc.*

4.6 Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock*

4.7 Form of Purchase Note, issued by the Company and schedule of differences thereto pursuant to General Instructions to Item 601*

4.8 Form of Offset Note, issued by the Company and schedule of differences thereto pursuant to General Instructions to Item 601*

4.9 Form of Note, Preferred Stock & Warrant Purchase Agreement, dated as of July 31, 1995 between the Company and the purchasers thereof*

4.10      Form of Series B Preferred Stock Certificate*

4.11 Form of Common Stock Purchase Warrant Certificate issued to purchasers thereof*

4.12 Term Credit Agreement dated July 31, 1995 between the Company and Norwest Bank Minnesota, N.A. and related Security Agreement and Promissory Note**

4.13 Form of Subscription Agreements executed as of September 20, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement and schedule of differences thereto pursuant to General Instructions to Item 601***

4.14 Form of Warrant Certificates issued to each of the Selling Stockholders who participated in the Private Placement and schedule of differences thereto pursuant to General Instructions to
          Item 601***

4.15 Form of Voting Agreement, executed as of September 20, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement***

4.16 Agreement, dated as of October 26, 1995 by and between the Company and each of the Selling Stockholders who participated in the Private Placement***

4.17 Agreement, dated as of September 21, 1995 by and among the Company, Howard Maderra, Bill L. Johnson and Marianne Reed with respect to waiver of conversion privileges on Series B Preferred Stock***

4.18 Agreement, dated as of October 26, 1995 between the Company and Jesup & Lamont Capital Markets, Inc.***

4.19      Form of Certificate Evidencing Common Stock***

4.20 First Amendment to Credit Agreement executed as of November 10, 1995 between the Company and Norwest Bank Minnesota, N.A.***

5.1 Opinion of Arter, Hadden, Johnson & Bromberg as to the validity of the securities being offered***

23.1 Consent of Arter, Hadden, Johnson & Bromberg (included in its opinion filed as Exhibit 5.1)

23.2      Consent of Price Waterhouse LLP****

23.3      Consent of King, Burns & Company, P.C.****

23.4      Consent of Duff and Anderson, P.C.****

23.5      Consent of Samson, Robbins & Associates, P.L.L.C.****

24.1      Powers of Attorney (filed on the signature page to this Registration
           Statement - Page II-5)***

_________________

* Filed as Exhibit indicated to the Registrant's Current Report on Form 8-K/A for the event occurring July 31, 1995, filed with the Commission on August 15, 1995 and incorporated herein by reference.

** Filed as Exhibit indicated to the Registrant's Current Report on Form 8-K/A for the event occurring on July 31, 1995, filed with the Commission on October 13, 1995 and incorporated herein by reference.

*** Filed as Exhibit indicated to the original filing of this Registration Statement filed with the Commission on November 15, 1995 and incorporated herein by reference.

**** Filed herewith.